Exhibit 23.2

McLean Delmo Bentleys

Audit Pty Ltd

Level 3, 302 Burwood Rd

Hawthorn Vic 3122

PO Box 582 Hawthorn Vic 3122

ABN 54 113 655 584

T +61 3 9018 4666

F +61 3 9018 4799

info@mcdb.com.au

mcleandelmobentleys.com.au

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated September 27, 2012 with respect to the consolidated statements of financial position of Prima BioMed Ltd as at June 30, 2011, and 2010, and the consolidated statements of comprehensive income, cash flow and changes in equity for each of the 2 years to June 30, 2011, and notes to the financial statements appearing in Prima BioMed Ltd’s Annual Report on Form 20-F for the year ended June 30, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

McLean Delmo Bentleys Audit Pty Ltd	Hawthorn, Australia
(formerly MDHC Audit Assurance Pty Ltd)	August 28, 2013